Exhibit 5.1

[Letterhead of Seyfarth Shaw LLP]

May 21, 2013

Mack-Cali Realty Corporation

Mack-Cali Realty, L.P.

343 Thornall Street

Edison, New Jersey 08837

Ladies and Gentlemen:

We are acting as counsel to Mack-Cali Realty Corporation, a Maryland  corporation (the “Company”) in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”), registering 4,600,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”) for delivery under the Mack-Cali Realty Corporation 2013 Incentive Stock Plan (the “Plan”).

In our capacity as your counsel in connection with the Registration Statement, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including examination of originals or copies of originals, certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.  Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact material to the opinions set forth herein and with respect to such factual matters we have relied upon certificates of, or communications with, officers of the Company and others.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal competence of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Except as otherwise set forth herein, the opinions set forth below are limited to the laws of the States of Maryland, New York and the laws of the United States of America, and we express no opinion with respect to state securities laws or regulations.

Based upon and subject to the foregoing, it is our opinion that: (i) the Shares have been duly authorized; (ii) upon issuance of Shares against consideration therefore pursuant to the terms and conditions set forth in the Plan, the Shares will be legally issued, fully-paid and non-assessable shares of Common Stock of the Company under the laws of the State of Maryland.

We consent to the use of this opinion as an exhibit to the Registration Statement. This opinion letter is given to you for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose.  Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

/s/ Seyfarth Shaw LLP